Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Botetourt Bankshares, Inc.

19747 Main Street

Post Office Box 339

Buchanan, Virginia 24066

We consent to the incorporation by reference in the registration statement (Nos. 333-161825) on Form S-3 DPOS of Botetourt Bankshares, Inc. and subsidiaries of our report dated March 23, 2011, with respect to the consolidated balance sheets of Botetourt Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss) and cash flows for the years then ended, which appear in this annual report on Form 10-K of Botetourt Bankshares, Inc. and subsidiaries for the year ended December 31, 2010.

Galax, Virginia
March 29, 2011

104 Cranberry Road, P.O. Box 760, Galax, VA 24333    Phone: 276.238.1800    Fax: 276.238.1801    elliottdavis.com